Exhibit 23.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

February 5, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1/Post-Effective Amendment No. 2 of Kriptech International, corp. of our report dated on January 16, 2018, on our audit of the financial statements of Kriptech International corp. as of September 30, 2017 and 2016, and the related statements of operations, stockholders’ equity and cash flows for the year ended September 30, 2017 and the period from March 20, 2016 (inception) through September 30, 2016 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board